CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Experts”, "Financial Highlights" in the Combined Prospectus and Information Statement of Neuberger Berman Advisers Management Trust in the Registration Statement on Form N-14 and in the “Conditions Precedent” section of the Plan of Reorganization and Dissolution attached as Appendix A to the Combined Prospectus and Information Statement.

We also consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, dated May 1, 2018, of the Guardian, Large Cap Value and Sustainable Equity Portfolio (formerly, Socially Responsive Portfolio) of the Neuberger Berman Advisers Management Trust, which are incorporated by reference in the Combined Prospectus and Information Statement.

 We also consent to the incorporation by reference of our reports, dated February 9, 2018, on the financial statements and financial highlights of the Guardian Portfolio, Large Cap Value Portfolio and Sustainable Equity Portfolio (formerly, Socially Responsive Portfolio) included in the Annual Reports to Shareholders of Neuberger Berman Advisers Management Trust for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Boston, Massachusetts
 January 11, 2019